Exhibit 99.1

SINO MERCURY ACQUISITION CORP. announces results of special shareholder meeting

October 20, 2015

NEW YORK, October 20, 2015 /PRNewswire/ - Sino Mercury Acquisition Corp. (Nasdaq: SMAC, SMACU, SMACR) (“Sino Mercury” or the “Company”), today announced that its stockholders approved the previously announced merger with Wins Financial Group Ltd. (“Wins”). Approximately 98% of the Company’s outstanding shares of stock were voted in favor of the transaction, with only approximately 19% of the shares seeking conversion into a pro rata portion of the funds held in the Company’s trust account.

The parties intend to consummate the transaction within the next several days.

About The Company

Wins is an integrated financing solution provider with operations located primarily in Jinzhong City, Shanxi Province as well as Beijing, China. Wins' goal is to assist Chinese SMEs, including microenterprises, which have Ltd. access to financing, to improve their overall fund-raising capability and enable them to obtain funding for business development. Since its establishment in 2006, Wins has helped various SMEs obtain funding by providing them financial guarantees, and financial leasing as well as advisory services.  For more information, please visit www.winsii.com.

About Sino Mercury Acquisition Corp.

Sino Mercury Acquisition Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Sino was incorporated under the laws of Delaware on March 28, 2014.The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $40,801,000.

Forward-looking Statements

This news release may include forward-looking statements.  All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances.  However, whether actual results and developments will conform to the Company’s expectations and predictions is subject to a number of risks and uncertainties.

Company Contacts:

Richard Xu, President

Sino Mercury Acquisition Corp.

590 Madison Avenue, 21st FL

New York, NY 10022

Tel: 646-480-9882

Email: Richard@sinomercury.com